Exhibit 99.11

Consent of Clarence Cazalot

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Bear Newco, Inc. (“New Baker Hughes”) with the Securities and Exchange Commission on March 28, 2017, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of New Baker Hughes, effective upon completion of the mergers and other related transactions as described in the Registration Statement.

/s/ Clarence Cazalot
Name: Clarence Cazalot

Date: March 28, 2017